EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PROPEX FABRICS INC.

The undersigned, Propex Fabrics Inc., a Delaware corporation (the “Corporation”), for the purpose of amending the Certificate of Incorporation of the Corporation in accordance with the General Corporation Law of the State of Delaware, does hereby make and execute this Certificate of Amendment to Certificate of Incorporation of the Corporation and does hereby certify that:

FIRST: That on May 24, 2006, the board of directors of the corporation adopted the following resolution, proposing and declaring advisable and in the best interest of the corporation the amendment to the Certificate of Incorporation of the corporation set forth in such resolution, and directed that the same be submitted to a vote of the sole stockholder of the corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting Article I in its entirety and substituting the following therefor:

“ARTICLE I

The name of the corporation is Propex Inc.”

SECOND: That in lieu of a meeting and vote of the sole stockholder, the holder of all of the stock of the corporation entitled to vote on said amendment has consented in writing to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, PROPEX FABRICS INC. has caused this certificate to be duly signed by a duly authorized officer this 13th day of June, 2006.

PROPEX FABRICS INC.

By:	/s/ John Stover
Name:	John Stover
Title:	Vice President